UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                     Commission File Number  0-11538
                                                             -------------------

                     Overseas Partners Ltd. - in Liquidation
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             (Exact name of registrant as specified in its charter)

                             PricewaterhouseCoopers
                                Dorchester House
                                 7 Church Street
                             Hamilton HM 11 Bermuda
                                  441-295-0788
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common shares, $.10 par value per share
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            (Title of each class of securities covered by this Form)

                                 Not applicable
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  |X|                        Rule 12h-3(b)(1)(i)  |_|
Rule 12g-4(a)(1)(ii) |_|                        Rule 12h-3(b)(1)(ii) |_|
Rule 12g-4(a)(2)(i)  |_|                        Rule 12h-3(b)(2)(i)  |_|
Rule l2g-4(a)(2)(ii) |_|                        Rule 12h-3(b)(2)(ii) |_|
                                                Rule l5d-6           |_|

     Approximate number of holders of record as of the certification or notice
date:     0
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Overseas Partners Ltd. - in Liquidation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized persons.

Date:  January 2, 2008                      By:    /s/ Nigel J.S. Chatterjee
       ---------------------------               -------------------------------
                                                   Nigel J.S. Chatterjee
                                                   Joint Liquidator


                                            By:    /s/ Peter C.B. Mitchell
                                                 -------------------------------
                                                   Peter C.B. Mitchell
                                                   Joint Liquidator